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                                                                    EXHIBIT 1.01



                               PURCHASE AGREEMENT


     THIS PURCHASE AGREEMENT is made as of the 12th day of December, 1997, by and among Crescent Real Estate Equities Company (the "Company"), a Texas real estate investment trust, Crescent Real Estate Equities Limited Partnership, a Delaware limited partnership (the "Operating Partnership"), Merrill Lynch International ("MLI"), and Merrill Lynch, Pierce, Fenner & Smith Incorporated, on behalf of itself and as agent acting for the account of MLI ("Merrill Lynch" and, collectively with MLI, the "Merrill Lynch Parties").


     IN CONSIDERATION of the mutual covenants contained in this Purchase Agreement, the Company and Merrill Lynch hereby agree as follows:


     SECTION 1 Authorization of Sale of the Shares. Subject to the terms and conditions of this Purchase Agreement, the Company has authorized the sale to MLI of 5,375,000 common shares of beneficial interest ("Common Shares"), $.01 par value per share (the "Purchase Shares"), of the Company. In addition, the Company may issue to MLI additional Common Shares in settlement of certain of its obligations under that certain Swap Agreement (the "Swap Agreement"), dated as of December 12, 1997, between the Company, and MLI (the "Additional Shares"). The Purchase Shares and the Additional Shares are hereinafter collectively called the "Shares".


     SECTION 2 Agreement to Sell and Purchase the Purchase Shares. Subject to the terms and conditions of this Purchase Agreement, on the Closing Date (as defined in Section 3 hereof), the Company will sell to MLI the Purchase Shares for a per share purchase price equal to 98.00% of the Closing Price. The "Closing Price" shall equal the closing price reported on the New York Stock Exchange for a Common Share on the date hereof.


     SECTION 3 Delivery of the Shares at the Closing.


   SECTION 3.1. Closing. The completion of the purchase and sale of the Purchase Shares (the "Closing") shall occur as soon as practicable on or after the date hereof on a business day to be agreed upon by the Company and Merrill Lynch, but in no event later than five business days after the execution of this Purchase Agreement (hereinafter, the "Closing Date").


   SECTION 3.2. Conditions. At Closing, the Company shall deliver to Merrill Lynch one or more stock certificates registered in the name of MLI representing the number of Purchase Shares set forth in Section 2 above.

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     The Company's obligation to complete the purchase and sale of the Purchase
Shares and deliver such stock certificate(s) to Merrill Lynch at the Closing shall be subject to the following conditions, any one or more of which may be waived by the Company: (i) receipt by the Company of Federal Funds (or other mutually agreed upon form of payment) in the full amount of the purchase price for the Purchase Shares being purchased hereunder, (ii) the accuracy as of the Closing Date, of the representations and warranties made by Merrill Lynch herein and the fulfillment, in all material respects, of those undertakings of Merrill Lynch to be fulfilled prior to the Closing, (iii) execution and delivery of the Swap Agreement, (iv) receipt of an accurate, complete and duly executed original of U.S. Internal Revenue Service Form 1001, certifying that MLI is entitled to receive any payments under this Agreement, the Swap Agreement or as a result of MLI's ownership of Common Shares that may be viewed as interest for U.S. federal income tax purposes without deduction or withholding of U.S. federal income taxes. (v) receipt by the Company of a cross-receipt with respect to the Purchase Shares executed by Merrill Lynch and (vi) receipt by the Company of a certificate by an officer or authorized representative of Merrill Lynch to the effect that the representations and warranties of Merrill Lynch set forth in
Section 5 hereof are true and correct as of the date of this Agreement and as of the Closing Date.


     Merrill Lynch's obligation to accept delivery of such stock certificate(s) and to pay for the Purchase Shares evidenced thereby shall be subject to the following conditions, any one or more of which may be waived by Merrill Lynch:
(i) the accuracy, as of the Closing Date, of the representations and warranties made by the Company herein and the fulfillment, in all material respects, of those undertakings of the Company to be fulfilled prior to the Closing, (ii) receipt by Merrill Lynch of all opinions, letters and certificates to be delivered by the Company pursuant to this Purchase Agreement, (iii) execution and delivery of the Swap Agreement, (iv) the execution and delivery of a guarantee issued by the Operating Partnership (the "Guarantee") and (v) receipt by Merrill Lynch of a cross-receipt with respect to the purchase price for the Purchase Shares executed by the Company.


     The Company has filed with the U.S. Securities and Exchange Commission (the "Commission") a registration statement on Form S-3 (No. 333-38071) for the registration of certain preferred shares of beneficial interest, $.01 par value per share, warrants for purchase of Common Shares and Common Shares under the Securities Act of 1933, as amended (the "Securities Act"), and the offering thereof from time to time in accordance with Rule 415 of the rules and regulations of the Commission under the Securities Act (the "1933 Act Regulations"), and the Company has filed such amendment or amendments thereto as may have been required prior to the execution of this Agreement. Such registration statement, as amended, has been declared effective by the Commission. A prospectus is to be used in connection with the offering and sale of the Shares to MLI pursuant to this Agreement (the "Prospectus"). Such registration statement and the prospectus constituting a part thereof (including, in each case, any information deemed to be a part thereof pursuant to Rule 430A(b) of the 1933 Act Regulations and any prospectus supplement relating to the offering of the Shares to MLI pursuant to Rule 415 of the 1933 Act Regulations (a "Prospectus Supplement")), as from time to time amended or supplemented pursuant to the Securities Act or otherwise, are hereinafter referred to as the "Registration Statement," and the "Prospectus," respectively (both of which shall include any


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Prospectus Supplement related thereto), except that if any revised prospectus shall be provided to the Merrill Lynch Parties by the Company for use in connection with the offering of Shares that differs from the Prospectus on file at the Commission at the time the Registration Statement became effective (whether or not such revised prospectus is required to be filed by the Company pursuant to Rule 424(b) of the 1933 Act Regulations), the term "Prospectus" shall refer to such revised prospectus from and after the time it is first provided to the Merrill Lynch Parties for such use; and except further that a Prospectus Supplement shall be deemed to have supplemented a Prospectus only to the extent that it relates to, and only with respect to, the offering of the Shares. All references in this Agreement to financial statements and schedules and other information that are "contained," "included" or "stated" in the Registration Statement or a Prospectus (and all other references of like import) shall be deemed to mean and include all such financial statements and schedules and other information that are or are deemed to be incorporated by reference in the Registration Statement or the Prospectus, as the case may be; and all references in this Agreement to amendments or supplements to the Registration Statement or a Prospectus shall be deemed to mean and include the filing of any document under the Securities Exchange Act of 1934, as amended (the "Exchange Act") that is or is deemed to be incorporated by reference in the Registration Statement or the Prospectus, as the case may be.


     SECTION 4 Representations, Warranties and Covenants of the Company. The Company and the Operating Partnership, jointly and severally, hereby represent and warrant to the Merrill Lynch Parties, and covenant with the Merrill Lynch Parties, as follows:


   SECTION 4.1. Registration Statement and Prospectus The Registration Statement and the Prospectus, at the time the Registration Statement became effective complied, and as of the date hereof, complies, in all material respects, with the requirements of the Securities Act and the 1933 Act Regulations; the Registration Statement, at the time the Registration Statement became effective, did not, and as of the date hereof, does not, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. The Prospectus, as of the date hereof does (unless the term "Prospectus" refers to a prospectus that has been provided to the Merrill Lynch Parties by the Company for use in connection with the offering of the Shares that differs from a Prospectus on file at the Commission at the time the Registration Statement became effective, in which case at the time it is first provided to the Merrill Lynch Parties for such use) and as of the Closing Date, will comply in all material respects with the requirements of the Securities Act and the 1933 Act Regulations and, as of the date hereof does not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this paragraph shall not apply to statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with written information furnished to the Company through either of the Merrill Lynch Parties specifically for inclusion in the Registration Statement or the Prospectus.


   SECTION 4.2. No Stop Order. No stop order suspending the effectiveness of the Registration Statement or any part thereof has been issued, and no proceeding for that purpose has been instituted or, to the knowledge of the Company or the Operating Partnership, threatened


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by the Commission or by the state securities authority of any jurisdiction. No order preventing or suspending the use of the Prospectus has been issued, and no proceeding for that purpose has been instituted or, to the knowledge of the Company or the Operating Partnership, threatened by the Commission or by the state securities authority of any jurisdiction.


 SECTION 4.3. Accountants. Each of Arthur Andersen LLP, the accounting firm whose report on the financial statements and supporting schedule of the Company is included in the Registration Statement, and any other accounting firm whose report on financial statements is included in the Registration Statement, is an independent public accountant as required by the Securities Act and the 1933 Act Regulations.


   SECTION 4.4. Organization and Qualification of Company. The Company has been duly formed as a real estate investment trust under the laws of the State of Texas with power and authority to conduct its business as currently conducted and, according to the County Clerk of Tarrant County, Texas, the Restated Declaration of Trust of the Company is recorded in Volume 12645, beginning at Page 1811, in the records of the County Clerk. The Restated Declaration of Trust is in effect, and no dissolution, revocation or forfeiture proceedings regarding the Company have been commenced. The Company is duly qualified as a foreign organization to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify would not have a material adverse effect on the condition, financial or otherwise, or the earnings, assets, business affairs or business prospects of the Company, the Operating Partnership, the Subsidiaries (as defined below) and the Residential Development Corporations (as defined below) considered as one enterprise.


 SECTION 4.5. Organization and Qualification of Operating Partnership. The Operating Partnership has been duly formed and is validly existing as a limited partnership in good standing under the Delaware Revised Uniform Limited Partnership Act, as amended (the "Delaware Act") with partnership power and authority to own, lease and operate its properties, to conduct the business in which it is engaged or proposes to engage and to enter into and perform its obligations under this Agreement and the Guarantee. The Operating Partnership is duly qualified or registered as a foreign partnership and is in good standing in each jurisdiction in which such qualification or registration is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify or register would not have a material adverse effect on the condition, financial or otherwise, or the earnings, assets, business affairs or business prospects of the Company, the Operating Partnership, the Subsidiaries and the Residential Development Corporations considered as one enterprise. The Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership (the "Partnership Agreement"), is a valid and binding agreement enforceable in accordance with its terms. As of the Closing Date, Crescent Real Estate Equities, Ltd., a Delaware corporation ("CGP, Inc."), a wholly owned subsidiary of the Company, will be the sole general partner of the Operating Partnership and will be the holder of one percent (1%) of the interests in the Operating Partnership. Entities in which the Company directly or indirectly has at least a 50% ownership interest are hereinafter referred to as the "Subsidiaries," and each, individually, as a "Subsidiary." Houston Area Development Corp., a Texas corporation, Mira Vista Development Corp., a Texas


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corporation, and Crescent Development Management Corp., a Delaware corporation,
Desert Mountain Development Corporation, a Delaware corporation, and Woodlands Land Company, Inc., a Texas corporation, in which the Company owns no voting securities, and as to which the Company does not have the right to exercise control, are referred to herein collectively as the "Residential Development Corporations."


     SECTION 4.6. Organization and Qualification of Subsidiaries and Residential Development Corporations. Each of the Subsidiaries and Residential Development Corporations has been duly organized and is validly existing as a corporation, limited partnership, or limited liability company, as the case may be, in good standing under the laws of its respective state of organization, with full power and authority to own, lease and operate its properties, to conduct the business in which it currently is engaged. Each of the Subsidiaries and the Residential Development Corporations is duly qualified as a foreign corporation, limited partnership, or limited liability company, as the case may be, to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify would not have a material adverse effect on the condition, financial or otherwise, or the earnings, assets, business affairs or business prospects of the Company, the Operating Partnership, the Subsidiaries and the Residential Development Corporations considered as one enterprise. Each of the partnership agreements, limited liability company agreements, or other, similar instruments to which the Company or any of its Subsidiaries is a party has been duly authorized, executed and delivered by the parties thereto and constitutes the valid agreement thereof, enforceable in accordance with its terms. All of the issued and outstanding shares of capital stock of each of the corporate Subsidiaries and the Residential Development Corporations have been duly authorized and validly issued and are fully paid and non-assessable. The ownership by the Company, the Operating Partnership or the Subsidiaries of the shares of capital stock or limited partnership or equity interests, as the case may be, of each of the Subsidiaries and the Residential Development Corporations is as described in the Registration Statement and all of such shares or limited partnership or equity interests, or other, similar instruments owned by the Company, the Operating Partnership or the Subsidiaries are free and clear of all liens, charges and encumbrances.


     SECTION 4.7. Authorized Capital Stock. The Company has authorized and outstanding beneficial interests as of December 12, 1997, consisting of 112,561,774 Common Shares outstanding and 5,166,578 options granted on Common Shares and currently outstanding. The Operating Partnership has authorized and issued limited partner interests as of December 12, 1997, consisting of 6,402,072 units ("Units") of limited partner interest outstanding and 2,000,000 options granted on Units and currently outstanding. The issued and outstanding Common Shares of the Company have been duly authorized and validly issued, are fully paid and nonassessable and have been offered and sold in compliance with all applicable laws (including without limitation federal securities laws). Other than as described above in this Section 4.7 and except for the possible issuance of up to 664,294 Common Shares upon the exchange of a portion of a partnership interest in Desert Mountain Properties Limited Partnership, the Company does not have outstanding any options to purchase, or any preemptive rights or other similar rights to subscribe for or to purchase, any securities or obligations convertible into, shares of its capital stock or any such options, rights, convertible securities or obligations. The Registration Statement contains an accurate and fair description of the company's stock, stock


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bonus and other stock plans or arrangements and the options or other rights granted and exercised thereunder. Other than as described in the Registration Statement, there are no restrictions on the voting or transfer of the Shares pursuant to the Company's Restated Declaration of Trust (the "Declaration of Trust") or Amended and Restated Bylaws, as amended (the "Bylaws").


     SECTION 4.8. Issuance, Sale and Delivery of the Shares. The Purchase Shares to be sold by the Company have been duly authorized for issuance and, when issued, delivered and paid for in the manner set forth in this Purchase Agreement, will be validly issued, fully paid and nonassessable. The Additional Shares have been duly authorized and, if and when issued pursuant to the Swap Agreement, will be validly issued, fully paid and nonassessable. Upon payment of the purchase price and delivery of the Shares in accordance with this Agreement, MLI will receive good, valid and marketable title to the Shares, free and clear of all security interests, mortgages, pledges, liens, encumbrances and claims. Other than MLI, no shareholder of the Company has any right, which has not or will not have been waived or has not expired by reason of lapse of time following notification of the Company's intent to file any Resale Registration Statement (as defined below) pursuant to Section 7.1, to require the Company to register the sale of any shares owned by such shareholder under the Securities Act, in such Resale Registration Statement. No approval of or authorization by the shareholders or the Board of Trust Managers of the Company will be required for the issuance and/or sale of the Shares to be sold by the Company as contemplated herein or in the Swap Agreement, except such as shall have been obtained on or before the Closing Date. The issuance and/or sale of the Shares to Merrill Lynch by the Company pursuant to this Purchase Agreement or the Swap Agreement (as the case may be), the compliance by the Company with the other provisions of this Purchase Agreement or the Swap Agreement and the consummation of the other transactions contemplated hereby or thereby do not require the consent, approval, authorization, registration or qualification of or with any court, governmental authority or agency, except such as shall have been obtained on or before the Closing Date or in connection with any Resale Registration Statement filed with respect to any of the Shares. The Company meets and will continue to meet the requirements for use of Form S-3 under the Securities Act and the 1933 Act Regulations. The Company has filed and will file all documents which it is required to file under the Exchange Act and the rules and regulations promulgated thereunder (the "1934 Act Regulations") within the time periods prescribed by the Exchange Act and the 1934 Act Regulations and all such documents comply and will comply in all material respects with the requirements of the Exchange Act and the 1934 Act Regulations, as applicable, and none of such documents, when so filed, contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Resale Registration Statement filed in respect of any of the Shares, when so filed, contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.


     SECTION 4.9. Due Execution, Delivery and Performance by the Company. The Company has full right, power and authority to enter into this Purchase Agreement and the Swap Agreement and perform the transactions contemplated hereby and thereby. This Purchase


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Agreement and the Swap Agreement have been duly authorized, executed and delivered by the Company. The execution and delivery of the Purchase Agreement and the Swap Agreement by the Company and the consummation of the transactions and the performance of the obligations herein and therein contemplated will not violate any provision of the Declaration of Trust or Bylaws of the Company, and will not conflict with, result in the breach or violation of, or constitute, either by itself or upon notice or the passage of time or both, a default under any material agreement, mortgage, deed of trust, credit agreement, lease, franchise, license, indenture, note, permit or other instrument to which the Company is a party or by which the Company or its properties may be bound or affected, any statute or any authorization, judgment, decree, order, rule or regulation of any court or any regulatory body, administrative agency or other governmental body applicable to the Company or any of its properties. No consent, approval, authorization or other order of any court, regulatory body, administrative agency or other governmental body is required for the execution and delivery of this Purchase Agreement, the Swap Agreement or the consummation of the transactions contemplated hereby or thereby, except in connection with the filing of any Resale Registration Statements pursuant to Section 7 below or for compliance with the blue sky laws applicable to the offering of the Shares.


   SECTION 4.10. Due Execution, Delivery and Performance by Operating Partnership. The Operating Partnership has full right, power and authority to enter into this Purchase Agreement and the Guarantee and perform the transactions contemplated hereby and thereby. The Purchase Agreement and the Guarantee have been duly authorized, executed and delivered by the Operating Partnership. The execution and delivery of the Purchase Agreement and the Guarantee by the Operating Partnership and the consummation of the transactions and the performance of the obligations herein and therein contemplated will not violate any provision of the Partnership Agreement or other organizational documents of the Operating Partnership and will not conflict with, result in the breach or violation of, or contribute to, either by itself or upon notice or the passage of time or both, a default under any material agreement, mortgage, deed of trust, credit agreement, lease, franchise, license, indenture, permit or other instrument to which the Operating Partnership is a party or by which the Operating Partnership or its properties may be bound or affected, any statute or any authorization, judgment, decree, order, rule or regulation of any court any regulatory body, administrative agency or other governmental body applicable to the Operating Partnership or any of its properties.


   SECTION 4.11. No Defaults. Except as to defaults, violations and breaches which individually or in the aggregate would not be material to the Company, the Operating Partnership, any Subsidiary or any Residential Development Corporation considered as one enterprise, none of the Company, the Operating Partnership, any Subsidiary or any Residential Development Corporation is in violation or default of any provision of its declaration of trust, charter or bylaws, or other organizational documents, and none of the aforementioned parties is in breach of or default with respect to any provision of any agreement, judgment, decree, order, mortgage, deed of trust, credit agreement, lease, franchise, license, indenture, permit or other instrument to which it is a party or by which it or any of its properties are bound.


   SECTION 4.12. No Actions. There is no action, suit or proceeding before or by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the


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
Company or the Operating Partnership, threatened against or affecting the Company, the Operating Partnership, any Subsidiary, any Residential Development Corporation, any real property or improvements thereon owned or leased by any of the Company, the Operating Partnership, the Subsidiaries or any of the Residential Development Corporations, including any property underlying indebtedness held by the Company (each, individually, a "Property" and collectively, the "Properties"), the Operating Partnership, any of the Subsidiaries or any of the Residential Development Corporations, or any officer or trust manager of the Company that is required to be disclosed in the Registration Statement (other than as disclosed therein) or that, if determined adversely to the Company, the Operating Partnership, any Subsidiary, any Residential Development Corporation, any Property, including any property underlying indebtedness held by the Company, the Operating Partnership, any of the Subsidiaries and any of the Residential Development Corporations, or any such officer or trust manager, might (A) result in any material adverse change in the condition, financial or otherwise, or in the earnings, assets, business affairs or business prospects of the Company, the Operating Partnership, the Subsidiaries and the Residential Development Corporations considered as one enterprise or (B) materially and adversely affect the consummation of the transactions contemplated by this Agreement or the Swap Agreement. There is no pending legal or governmental proceeding to which the Company, the Operating Partnership, any Subsidiary or any Residential Development Corporation is a party or of which any of their respective properties or assets or any Property, including any property underlying indebtedness held by the Company, the Operating Partnership, any of the Subsidiaries or any of the Residential Development Corporations, is the subject, including ordinary routine litigation incidental to the business, that is, considered in the aggregate, material to the condition, financial or otherwise, or the earnings, assets, business affairs or business prospects of the Company, the Operating Partnership, the Subsidiaries and the Residential Development Corporations considered as one enterprise.


   SECTION 4.13. Properties. (A) The Company, the Operating Partnership, the Subsidiaries, and each Residential Development Corporation, as the case may be, has good and marketable title to all the properties and assets reflected as owned by such entities in the financial statements included in the Registration Statement, and good and marketable title to the improvements, if any, thereon and all other assets that are required for the effective operation of such real property in the manner in which they currently are operated; subject to no lien, mortgage, pledge, charge or encumbrance of any kind except (i) those, if any, reflected in such financial statements, or (ii) those which would not have a material adverse effect on the condition, financial or otherwise, or on the earnings, assets, business affairs or business prospects of or with respect to the Company, the Operating Partnership, the Subsidiaries and the Residential Development Corporations considered as one enterprise, (B) the leases of any real property and buildings held under lease by the Company, the Operating Partnership, any Subsidiary or any Residential Development Corporation are in full force and effect, and such entity is not in default in respect of any of the terms or provisions of such leases and such entity has not received notice of the assertion of any claim by anyone adverse to such entity's rights as lessee under such leases, or affecting or questioning such entity's right to the continued possession or use of the real property and buildings held under such leases or of a default under such leases, in each case with such exceptions as would not have a material adverse impact on the condition, financial or otherwise, or on the earnings, assets, business affairs or business


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

prospects of or with respect to the Company, the Operating Partnership, the Subsidiaries and the Residential Development Corporations considered as one enterprise; (C) none of the Company, the Operating Partnership, any of the Subsidiaries, any of the Residential Development Corporations or any tenant of any of the Properties is in default under any of the leases pursuant to which any of the Company, the Operating Partnership, the Subsidiaries of any of the Residential Development Corporations, as lessor, leases its Property (and neither the Company nor the Operating Partnership knows of any event which, but for the passage of time or the giving of notice, or both, would constitute a default under any of such leases) other than such defaults that would not have a material adverse effect on the condition, financial or otherwise, or on the earnings, assets, business affairs or business prospects of or with respect to the Operating Partnership, any Subsidiary or any Residential Development Corporation or any Property; (E) no person has an option or right of first refusal to purchase all or part of any Property or any interest therein, other than such options or rights of first refusal which would not have a material adverse effect on the condition, financial or otherwise, or on the earnings, assets, business affairs or business prospects of or with respect to the Company, the Operating Partnership, the Subsidiaries and the Residential Development Corporations, considered as one enterprise; (F) each of the Properties complies with all applicable codes, laws and regulations (including, without limitation, building and zoning codes, laws and regulations and laws relating to access to the Properties), except for such failures to comply that would not individually or in the aggregate have a material adverse impact on the condition, financial or otherwise, or on the earnings, assets, business affairs or business prospects of such Property or the Operating Partnership; (G) there are in effect for the Properties, including, to the knowledge of the Company, any property underlying indebtedness held by the Company, the Operating Partnership, any of the Subsidiaries and any of the Residential Development Corporations, and the other assets of the Company, the Operating Partnership, the Subsidiaries and the Residential Development Corporations, insurance policies covering risks and in amounts that are commercially reasonable for the assets owned by them and that are consistent with the types and amounts of insurance typically maintained by present owners of similar types of properties; and (H) neither the Company nor the Operating Partnership has knowledge of any pending or threatened condemnation proceedings, zoning change, or other proceeding or action that will in any manner affect the size of, use of, improvements on, construction on or access to the Properties, including any property underlying indebtedness held by the Company, the Operating Partnership, any of the Subsidiaries or any Residential Development Corporation, except such proceedings or actions that would not have a material adverse effect on the condition, financial or otherwise, or on the earnings, assets, business affairs or business prospects of the Operating Partnership or with respect to such Property, including any property underlying indebtedness held by the Company, the Operating Partnership, any of the Subsidiaries or any Residential Development Corporation.


   SECTION 4.14. REIT Qualification. The Company qualified as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the "Code"), with respect to its taxable years ended December 31, 1994, December 31, 1995 and December 31, 1996, and is organized in conformity with the requirements for qualification as a real estate investment trust, and its manner of operation has enabled it to meet the requirements for qualification as a real estate investment trusts as of the date hereof, and its proposed manner of operation will enable it to meet the requirements for qualification as a real estate investment trust in the future.


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
   SECTION 4.15. No Material Change. Since the respective dates as of which information is given in the Registration Statement and the Prospectus, except as otherwise stated therein, (i) no material casualty loss or material condemnation or other material adverse event with respect to any Property, the Operating Partnership, any of the Subsidiaries or any of the Residential Development Corporations, has occurred that is material to the Company, the Operating Partnership, the Subsidiaries and the Residential Development Corporations considered as one enterprise; (ii) none of the Company, the Operating Partnership, the Subsidiaries or the Residential Development Corporation is in default in the payment of principal or interest on any outstanding debt obligations; (iii) there has not been any change in the capital stock of the Company or its Subsidiaries or the Residential Development Corporations or the partnership interests of the Operating Partnership (other than the sale of the Purchase Shares hereunder or those reserved for issuance pursuant to the Swap Agreement, issuances pursuant to the incentive compensation plans of the Company or exchanges of Units pursuant to the Partnership Agreement), or any increase in the indebtedness of the Company, the Operating Partnership, the Subsidiaries or the Residential Development Corporations that is material to such entities, considered as one enterprise; (iv) and except for regular quarterly dividends or distributions on the Common Shares or the partnership interests of the Operating Partnership, there has been no dividend or distribution of any kind declared, paid or made by the Company, or by the Operating Partnership with respect to its partnership interests; and (v) there has not been any material adverse change in the condition, financial or otherwise, or in the earnings, assets, business affairs or business prospects of the Company, the Operating Partnership, the Subsidiaries and the Residential Development Corporations, considered as one enterprise, whether or not arising in the ordinary course of business.


   SECTION 4.16. Intellectual Property. None of the Company, the Operating Partnership, the Subsidiaries or the Residential Development Corporations is required to own or possess trademarks, trade names, patent rights, copyrights, licenses, approvals and governmental authorizations, which it does not already own or possess to conduct its businesses as now conducted; and the Company has no knowledge of any material infringement by it of trademark, trade name rights, patent rights, copyrights, licenses, trade secrets or other similar rights of others, and has not received any notice that any claim has been made against the Company regarding trademark, trade name, patent, copyright, license, trade secrets or other infringement.


   SECTION 4.17. Compliance. The Company has not been advised, and has no reason to believe, that it is not conducting business in compliance with all applicable laws, rules and regulations of the jurisdictions in which it is conducting business, including, without limitation, all applicable local, state and federal environmental laws and regulations; except where failure to be so in compliance would not materially adversely affect the condition, financial or otherwise, or in the earnings, assets, business affairs or business prospects of the Company, the Operating Partnership, the Subsidiaries and the Residential Development Corporations, considered as one enterprise.


   SECTION 4.18. Taxes. The Company, the Operating Partnership, the Subsidiaries and the Residential Development Corporations have filed all federal, state and foreign income and franchise tax returns which have been required to be filed and has paid or accrued all taxes shown as due thereon (except for those taxes which are being contested in good faith through appropriate proceeding, for which adequate reserves have been established and as to which Merrill Lynch has been notified in writing by the Company), and the Company has no knowledge of any tax deficiency which has been or might be asserted or threatened against the Company, the Operating Partnership, the Subsidiaries and the Residential Development Corporations which could materially adversely affect the business condition, financial or otherwise, or in the earnings, assets, business affairs or business prospects of the Company, the Operating Partnership, the Subsidiaries and the Residential Development Corporations, considered as one enterprise.


   SECTION 4.19. Transfer Taxes. On the Closing Date, all stock transfer or other taxes, if any (other than income taxes) which are required to be paid in connection with the sale and transfer of the Purchase Shares to be sold to Merrill Lynch hereunder will be, or will have been, fully paid or provided for by the Company and all laws imposing such taxes will be or will have been fully complied with.


   SECTION 4.20. Investment Company. None of the Company, the Operating Partnership, any Subsidiary or any Residential Development Corporation is required to register as an "investment company" as such term is defined in the Investment Company Act of 1940, as amended.


   SECTION 4.21. Additional Information. The Company represents and warrants that the information contained in the following documents, which the Company has furnished to Merrill Lynch, or will furnish or make available upon request prior to the Closing, is true and correct in all material respects as of their respective filing dates:


        (a) Annual Report on Form 10-K for the year ended December 31, 1996, as amended;

        (b) Quarterly Reports on Form 10-Q, as amended if applicable, for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997;

        (c) the Company's most recently available audited financial statements together with the report thereon of the independent certified public accountants;

        (d) the Company's proxy statements on Form 14A relating to (i) the most recent Annual Meeting of the Company's Shareholders and (ii) any Special Meetings of the Company's Shareholders which occurred during the 12 month period prior to the date hereof or for which a meeting date has been fixed and a proxy statement distributed; and

        (e) all other documents, if any, filed by or with respect to the Company with the Commission since November 14, 1997 pursuant to Sections 13, 15(d) or 16(a) of the Exchange Act; and

   SECTION 4.22. Legal Opinion. At or prior to the Closing, counsel to the Company will deliver its legal opinion dated the Closing Date to the Merrill Lynch Parties in substantially the form of Exhibit A hereto.

   SECTION 4.23. ERISA. The Company, the Operating Partnership, the Subsidiaries and the Residential Development Corporations are in compliance with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder ("ERISA"), except for such failures to comply as would not singly or in the aggregate have a material adverse effect on the condition, financial or otherwise, or on the earnings, assets, business affairs or business prospects of or with respect to the Company, the Operating Partnership, the Subsidiaries and the Residential Development Corporations, considered as one enterprise. Neither a Reportable Event (as defined under ERISA) nor a Prohibited Transaction (as defined under ERISA) has occurred with respect to any Plan (as defined below) of the Company and/or its affiliates; no notice of intent to terminate a Plan has been filed nor has any Plan been terminated within the past five years; no circumstance exists which constitutes grounds under Section 402 of ERISA entitling the Pension Benefit Guaranty Corporation ("PBGC") to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings; the Company and its affiliates have not completely or partially withdrawn under Sections 4201 or 4202 of ERISA from any Multiemployer Plan (as defined therein); the Company and its affiliates have met the minimum funding requirements of Section 412 of the Code and Section 302 of ERISA with respect to each Plan and there is no unfunded current liability (as defined below) with respect to any Plan; the Company and its affiliates have not incurred any liability to the PBGC under ERISA (other than for the payment of premiums under Section 4007 of ERISA); no part of the funds to be used by the Company in satisfaction of its obligations under this Purchase Agreement or the Swap Agreement constitute "plan assets" of any "employee benefit plan" within the meaning of ERISA or of any "plan" within the meaning of Section 4957(e)(I) of the Code, as interpreted by the Internal Revenue Service and the U.S. Department of Labor in rules, regulations, releases and bulletins or as interpreted under applicable case law. As used below, "Plan" means an "employee benefit plan" or "plan" as described in Section 3(3) of ERISA; and "unfunded current liability" has the meaning provided in Section 302(d)(8)(A) of ERISA.


   SECTION 4.24. Environmental Protection. Except as otherwise disclosed in the Registration Statement, or in writing to Merrill Lynch, (A) each Property, including, without limitation, the Environment (as defined below) associated with such Property, is free of any Hazardous Substance (as defined below), except for Hazardous Substances that would not have a material adverse effect on the condition, financial or otherwise, or on the earnings, assets, business affairs or business prospects of or with respect to the Company, the Operating Partnership, the Subsidiaries and the Residential Development Corporations considered as one enterprise; (B) none of the Company, the Operating Partnership, any Subsidiary or any Residential Development Corporation has caused or suffered to occur any Release (as defined below) of any Hazardous Substance into the Environment on, in, under or from any Property, and no condition exists on, in, under or, to the knowledge of the Company and the Operating Partnership, adjacent to any Property that is reasonably likely to result in the incurrence of material liabilities or any material violations of any Environmental Law (as defined below), give rise to the imposition of any Lien (as defined below) under any Environmental Law, or cause or constitute a health, safety or environmental hazard to any property, person or entity; (C) none of the Company, the Operating Partnership, any Subsidiary or any Residential Development Corporation intends to use their respective properties or assets or any other real property for the purpose of handling, burying, storing, retaining, refining, transporting, processing, manufacturing, generating, producing, spilling, seeping, leaking, escaping, leaching, pumping, pouring, emitting, emptying, discharging, injecting, dumping, transferring or otherwise disposing of or dealing with a Hazardous Substance, except for materials utilized in the ordinary course of business of the properties, provided such use would not, in the ordinary course of business, give rise to liability under any Environmental Law; (D) none of the Company, the Operating Partnership, any Subsidiary or any Residential Development Corporation has received any notice of a claim under or pursuant to any Environmental Law or under common law pertaining to Hazardous Substances on or originating from any Property; (E) none of the Company, the Operating Partnership, any Subsidiary or any Residential Development Corporation has received any notice from any Governmental Authority (as defined below) claiming any violation of any Environmental Law; (F) no Property is included or, to the knowledge of the Company and the Operating Partnership, proposed for inclusion on the National Priorities List issued pursuant to CERCLA (as defined below) by the United States Environmental Protection Agency (the "EPA") or on the Comprehensive Environmental Response, Compensation, and Liability Information System database maintained by the EPA, and has not otherwise been identified by the EPA as a potential CERCLA removal, remedial or response site or included or, to the knowledge of the Company and the Operating Partnership, proposed for inclusion on, any similar list of potentially contaminated sites pursuant to any other Environmental Law and (G) there are no underground storage tanks located on or in any Property except where the presence thereof would not have a material adverse effect on the condition, financial or otherwise, or the earnings, assets or business affairs or business prospects of the Company, the Operating Partnership, the Subsidiaries and the Residential Development Corporations considered as one enterprise.


             As used herein, "Hazardous Substance" shall include, without limitation, any hazardous substance, hazardous waste, toxic substance, pollutant, solid waste or similarly designated materials, including, without limitation, oil, petroleum or any petroleum-derived substance or waste, asbestos or asbestos-containing materials, PCBs, pesticides, explosives, radioactive materials, dioxins, urea formaldehyde insulation or any constituent of any such substance, pollutant or waste, including any such substance, pollutant or waste identified or regulated under any Environmental Law (including, without limitation, materials listed in the United States Department of Transportation Optional Hazardous Material Table, 49 C.F.R. ss. 172.101, as the same may now or hereafter be amended, or in the EPA's List of Hazardous Substances and Reportable Quantities, 40 C.F.R. Part 302, as the same may now or hereafter be amended); "Environment" shall mean any surface water, drinking water, ground water, land surface, subsurface strata, river sediment, buildings, structures, and ambient, workplace and indoor air; "Environmental Law" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. ss. 9601 et seq.) ("CERCLA"), the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. ss. 6901 et seq.), the Clean Air Act, as amended (42 U.S.C. ss. 7401 et seq.), the Clean Water Act, as amended (33 U.S.C. ss. 1251 et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. ss. 2601 et seq.), the Occupational Safety and

Health Act of 1970, as amended (29 U.S.C. ss. 651 et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. ss. 1801 et seq.), and all other federal, state and local laws, ordinances, regulations, rules, orders, decisions and permits relating to the protection of the environment or of human health from environmental effects; "Governmental Authority" shall mean any federal, state or local governmental office, agency or authority having the duty or authority to promulgate, implement or enforce any Environmental Law; "Lien" shall mean, with respect to any Property, any mortgage, deed of trust, pledge, security interest, lien, encumbrance, penalty, fine, charge, assessment, judgment or other liability in, on or affecting such Property; and "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, emanating or disposing of any Hazardous Substance into the Environment, including, without limitation, the abandonment or discard of barrels, containers, tanks (including, without limitation, underground storage tanks) or other receptacles containing or previously containing any Hazardous Substance or any release, emission, discharge or similar term, as those terms are defined or used in any Environmental Law.

   SECTION 4.25 Solvency. Immediately following (i) the execution of this Purchase Agreement and the Swap Agreement, (ii) the purchase of the Purchase Shares pursuant hereto and (iii) the completion of any other transaction contemplated by this Purchase Agreement and the Swap Agreement, each of the Company and the Operating Partnership will be solvent and able to pay its debts as they mature, will have capital sufficient to carry on its business and all businesses in which it is to engage, and will have assets which will have a present fair market valuation greater than the amount of all of its liabilities. This Purchase Agreement and the Swap Agreement have been executed and delivered by the Company and the Operating Partnership, as the case may be, in good faith and in exchange for reasonably equivalent value. Each of the Company and the Operating Partnership does not intend to incur debts beyond its ability to pay them as they become due. Each of the Company's and the Operating Partnership's assets and capital are now, and are expected in the future to be, sufficient to pay the Company's and the Operating Partnership's ongoing expenses as they are incurred and to discharge all of the Company's and the Operating Partnership's liabilities in the event that the business of the Company or the Operating Partnership, as the case may be is required to be liquidated. The Company or the Operating Partnership, as the case may be has not entered into this Purchase Agreement or the Swap Agreement or any transaction contemplated hereby or thereby with an intent to hinder, delay or defraud creditors of any persons or entity.


   SECTION 4.26. Certificate. At or prior to the Closing, the Company shall deliver a certificate of the Company executed by the Vice Chairman of the Board or President and Chief Executive Officer and the chief financial or accounting officer of the Company, to be dated the Closing Date in form and substance satisfactory to Merrill Lynch to the effect that the representations and warranties of the Company set forth in this Section 4 are true and correct as of the date of this Agreement and as of the Closing Date, and the Company has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied on or prior to such Closing Date.


   SECTION 4.27. Financial Statements. The financial statements (including the notes thereto) included in the Registration Statement present fairly the financial position of the respective entity or entities presented therein at the respective dates indicated and the results of their operations for the respective periods specified, and except as otherwise stated in the Registration Statement, said financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis. The supporting schedule included in the Registration Statement presents fairly the information required to be stated therein. The financial information and data included in the Registration Statement and the Prospectus present fairly the information included therein and have been prepared on a basis consistent with that of the financial statements included in the Registration Statement and the Prospectus and the books and records of the respective entities presented therein. The pro forma financial information included in the Prospectus has been prepared in accordance with the applicable requirements of Rules 11-01 and 11-02 of Regulation S-X under the Securities Act and other 1933 Act Regulations and American Institute of Certified Public Accountants ("AICPA") guidelines with respect to pro forma financial information and includes all adjustments necessary to present fairly the pro forma financial position of the respective entity or entities presented therein at the respective dates indicated and the results of their operations for the respective periods specified. Other than the historical and pro forma financial statements (and schedule) included therein, no other historical or pro forma financial statements (or schedules) are required by the Securities Act or the 1933 Act Regulations to be included in the Registration Statement. Except as reflected or disclosed in the financial statements included in the Registration Statement or otherwise set forth in the Prospectus, none of the Company, the Operating Partnership, any of the Subsidiaries or the Residential Development Corporations (as such terms are hereinafter defined) is subject to any material indebtedness, obligation, or liability, contingent or otherwise.


   SECTION 4.28. Labor Disputes. No labor dispute with the employees of the Company, the Operating Partnership, any Subsidiary or any Residential Development Corporation exists or, to the knowledge of the Company or the Operating Partnership, is imminent.

   SECTION 4.29. Regulation M. None of the Company, the Subsidiaries, the Residential Development Corporations or the Operating Partnership, nor any of their trust managers, directors, officers or controlling persons, has taken or will take, directly or indirectly, any action resulting in a violation of Regulation M under the Exchange Act, or designed to cause or result under the Exchange Act or otherwise in, or which has constituted or which reasonably might be expected to constitute, the unlawful stabilization or manipulation of the price of any security of the Company or facilitation of the sale or resale of the Shares.


   SECTION 4.30. Comfort Letter. The Company shall cooperate with Arthur Andersen LLP and Arthur Andersen LLP shall, prior to the delivery of the Shares to Merrill Lynch, deliver to Merrill Lynch a letter dated such date, in form and substance satisfactory to Merrill Lynch, to the effect that: (i) they are independent public accountants with respect to the Company and the Rainwater Property Group (as defined in the financial statements included in the Registration Statement) as required by the Securities Act and the 1933 Act Regulations; (ii) it is their opinion that the financial statements and supporting schedule included in the Registration Statement and covered by their opinions therein comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the 1933 Act Regulations;
(iii) they have
performed limited procedures, not constituting an audit, including a reading of the latest available consolidated interim financial statements of the Company, a reading of the minute books of the Company, inquiries of officials of the Company responsible for financial and accounting matters and such other inquiries and procedures as may be specified in such letter, and on the basis of such limited review and procedures nothing came to their attention that caused them to believe that (A) the unaudited financial statements and supporting schedules of the Rainwater Property Group included in the Registration Statement do not comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the 1933 Act Regulations or are not in conformity with generally accepted accounting principles applied on a basis substantially consistent with that of the audited financial statements included in the Registration Statement, (B) the unaudited operating data and balance sheet data of the Company set forth in the Registration Statement under the caption "Selected Financial Information" were not determined on a basis substantially consistent with that used in determining the corresponding amounts in the audited financial statements included in the Registration Statement (C) the pro forma financial information included in the Registration Statement was not prepared in accordance with the applicable accounting requirements of the Securities Act and the 1933 Act Regulations with respect to pro forma financial information or was not determined on a basis substantially consistent with that of the audited financial statements included in the Registration Statement or
(D) at a specified date not more than three days prior to the date of this Agreement, there has been any change in the shareholders' equity or debt of the Company or any increase in the debt of the Company or any decrease in the net assets of the Company, as compared with the amounts shown in the most recent consolidated balance sheet of the Company included in the Registration Statement or, during the period from most recent consolidated statement of operations included in the Registration Statement to a specified date not more than three days prior to the date of this Agreement, there were any decreases, as compared with the corresponding period in the preceding year, in revenues, net income or funds from operations of the Company, except in all instances for changes, increases or decreases which the Registration Statement disclose have occurred or may occur; and (iv) in addition to the examination referred to in their opinions and the limited procedures referred to in clause (iii) above, they have carried out certain specified procedures, not constituting an audit, with respect to certain amounts, percentages and financial and statistical information which are included in the Registration Statement and which are specified by you, and have found such amounts, percentages and financial and statistical information to be in agreement with the relevant accounting, financial and other records of the Company identified in such letter.


     SECTION 5 Representations, Warranties and Covenants of Merrill Lynch or
MLI.

     SECTION 5.1. Investment. MLI represents and warrants to, and covenants with, the Company that: (i) MLI is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in shares presenting an investment decision like that involved in the purchase of the Purchase Shares, including investments in securities issued by the Company;
(ii) MLI is acquiring the number of Purchase Shares set forth in Section 2 above in the ordinary course of its business and for its own account for investment (as defined for purposes of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the regulations thereunder) only and with no present intention of distributing any of such Purchase Shares or any arrangement or understanding with any other persons regarding the distribution of such Shares (this representation and warranty not limiting the right of MLI to sell pursuant to any Resale Registration Statement), (iii) MLI will not directly or indirectly, sell or otherwise dispose of (or solicit any offers to purchase or otherwise acquire) any of the Shares except in compliance with the Securities Act and any applicable state securities or blue sky laws; and (iv) MLI has completed or caused to be completed the Registration Statement Questionnaire and the Stock Certificate Questionnaire, both attached hereto as Appendix I, for use in preparation of each Registration Statement and the answers thereto are true and correct as of the date hereof and will be true and correct as of the effective date of each Registration Statement.

SECTION 5.2. Resale. MLI acknowledges and agrees that in connection with any transfer of any Shares it will provide to the transfer agent prompt notice of any Shares sold pursuant to a Resale Registration Statement or otherwise transferred in compliance with applicable federal and state securities laws. MLI acknowledges that there may occasionally be times when, subject to the provisions of Section 7.2(a), the Company may suspend the right of MLI to effect sales of the Shares through the use of the Resale Prospectus (as defined below) forming a part of a Resale Registration Statement until such time as an amendment to such Resale Registration Statement has been filed by the Company and declared effective by the Commission, or until such time as the Company has filed an appropriate report with the Commission pursuant to the Exchange Act. MLI hereby covenants that it will not sell any Shares pursuant to said Resale Prospectus during the period commencing at the time at which the Company gives MLI written notice (which such notice shall have been given by the Company as promptly as practicable) of the suspension of the use of said Resale Prospectus and ending at the time the Company gives MLI written notice that MLI may thereafter effect sales pursuant to said Resale Prospectus. MLI further covenants to notify the Company promptly of the sale of all of its Shares.


SECTION 5.3. Due Execution, Delivery and Performance of this Agreement. The Merrill Lynch Parties further represent and warrant to, and covenant with, the Company that (i) the Merrill Lynch Parties have full right, power, authority and capacity to enter into this Agreement and to perform their obligations hereunder and consummate the transactions contemplated hereby and have taken all necessary action to authorize the execution, delivery and performance of this Agreement, and (ii) upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of the Merrill Lynch Parties enforceable in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and except that the enforcement of the indemnification agreements in Section 7.3 hereof may be limited by public policy.


     SECTION 5.4. Residence of MLI. MLI is organized in the United Kingdom and has its principal place of business in London, England.

   SECTION 5.5. Certain Tax Considerations. MLI represents and warrants that it is a "corporation" for U.S. federal income tax purposes and for purposes of any exemptions from information reporting and backup withholding requirements that may apply to payments by the Company to MLI under this Agreement.


   SECTION 6 Survival of Representations, Warranties and Agreements. Notwithstanding any investigation made by any party to this Purchase Agreement, all covenants, agreements, representations and warranties made by the Company and the Merrill Lynch Parties herein shall survive the execution of this Purchase Agreement, the Swap Agreement, the delivery to Merrill Lynch, as agent for MLI, of the Purchased Shares being purchased and the payment therefor and the consummation of any other transactions contemplated hereby or thereby.

     SECTION 7 Registration of the Shares; Compliance with the Securities Act.

   SECTION 7.1. Registration Procedures and Expenses. The Company shall:

        (a) as soon as practicable after the Closing, but in no event later than three (3) business days after the Closing, prepare and file with the Commission a Resale Registration Statement (as defined below) covering the resale by the Merrill Lynch Parties, from time to time, of a number of Shares equal to the number of Purchase Shares in any of the manners specified in the Swap Agreement (the "Initial Resale Registration Statement") and use its best efforts to obtain effectiveness of the Initial Resale Registration Statement as promptly as practicable following such filing. If the total number of Shares exceeds the number of Shares covered by the Initial Resale Registration Statement, then the Company shall promptly prepare and file with the Commission such additional Resale Registration Statement or Statements as shall be necessary to cover the resale by the Merrill Lynch Parties of such excess Shares in the same manner as contemplated by the Initial Registration Statement for the Shares covered thereby (each, an "Additional Resale Registration Statement"); provided that prior to issuing any such excess Shares to the Merrill Lynch Parties, the Company shall cause such Resale Registration Statement to have become effective. For purposes of this Purchase Agreement, "Resale Registration Statement" means the Initial Resale Registration Statement, any Additional Resale Registration Statement or any other registration statement under the Securities Act on Form S-3 covering the resale by the Merrill Lynch Parties of up to a specified number of Shares, filed and maintained continuously effective by the Company pursuant to the provisions of this
                Section 7, including the prospectus contained therein (the "Resale Prospectus"), any amendments and supplements to such registration statement, including all post-effective amendments thereto, and all exhibits and all material incorporated by reference into such registration statement. If, pursuant to the terms of the Swap Agreement, either of the Merrill Lynch Parties desires to sell any Shares prior to the effectiveness of the Initial Resale Registration Statement, the Company acknowledges that the Merrill Lynch Parties may elect to use for effecting such resales the Company's existing registration statement on Form S-3 (File No. 333-38071) (the "Existing Shelf Registration Statement"). The Company shall use its best efforts to maintain the effectiveness of the Existing Shelf Registration Statement until such date as the Initial Registration Statement is declared effective and shall cooperate with the Merrill Lynch Parties in the preparation of any prospectus supplement to the prospectus contained in the Existing Shelf Registration Statement;

        (b) use its commercially reasonable best efforts to prevent the issuance of any order suspending the effectiveness of such Resale Registration Statement or Resale Prospectus or suspending the qualification (or exemption from qualification) of any of the Shares in any jurisdiction;

        (c) prepare and file with the Commission such amendments and supplements to each Resale Registration Statement and the Resale Prospectus as may be reasonably requested by the Merrill Lynch Parties in order to accomplish the public resale or other disposition of any Shares in accordance with the terms of the Swap Agreement, or as may be necessary to keep such Resale Registration Statement effective until the date on which either
                (i) the Shares covered thereby have been sold by or on behalf of the Merrill Lynch Parties or (ii) the Merrill Lynch Parties have advised the Company that they no longer require that such Resale Registration Statement remain effective;

        (d) furnish to the Merrill Lynch Parties with respect to the Shares registered under any Resale Registration Statement such reasonable number of copies of Resale Prospectuses, including any supplements and amendments thereto, in order to facilitate the public sale or other disposition of all or any of the Shares by the Merrill Lynch Parties;

        (e) in order to facilitate the public sale or other disposition of all or any of the Shares by the Merrill Lynch Parties, furnish to the Merrill Lynch Parties with respect to the Shares registered under any Resale Registration Statement, in connection with any such public sale or other disposition, an opinion of counsel to the Company covering the matters set forth on Exhibit B hereto and such other documents as the Merrill Lynch Parties may reasonably request (including a comfort letter from the Company's independent certified public accountants and a certificate of bring down of representations and warranties in connection with sales of Shares under the Resale Registration Statement) (collectively, the "Resale Closing Documents") (i) quarterly beginning promptly after the Company's filing of its Annual Report on Form 10-K for the fiscal year ended December 31, 1997 in the case of any continuous offering of Shares under any Resale

                Registration Statement, and (ii) in the event the public sale or other disposition of the Shares is effected through an underwritten offering or a block trade, as of the date of the closing of any sale of such Shares or date of pricing with respect to the sale of such Shares, as applicable upon prior notice from the Merrill Lynch Parties to the Company as to which date applies; provided, however, that the Company shall not be required to deliver any Resale Closing Documents in the event that the aggregate offering price of any Shares offered in an underwritten offering or a block trade is less than $20,000,000, unless as of the date of any such underwritten offering or block sale, the Company has not made any previous delivery of Resale Closing Documents to the Merrill Lynch Parties in connection with any other public sale or other disposition of the Shares;

        (f) use its best efforts to prevent the happening of any event that would cause any such Resale Registration Statement to contain a material misstatement or omission or to be not effective and continuously useable for resale of the Shares during the period that such Resale Registration Statement is required to be effective and usable;

        (g) file documents required of the Company for normal blue sky clearance in states specified in writing by the Merrill Lynch Parties, provided, however, that the Company shall not be required to qualify to do business or consent to service of process in any jurisdiction in which it is not now so qualified or has not so consented; and

        (h) bear all expenses in connection with the procedures in paragraphs (a) through (f) of this Section 7.1 and Section 7.2(a) and the registration of the Shares pursuant to each Resale Registration Statement, which expenses shall not include brokerage or underwriting commissions and taxes of any kind (including without limitation, transfer bonuses) with respect to any disposition, sale or transfer of Shares sold by the Merrill Lynch Parties and for any legal, accounting and other expenses incurred by the Merrill Lynch Parties which expenses shall be borne by the Merrill Lynch Parties; and

        (i) promptly file any necessary listing applications or amendments to existing listing applications to cause any Shares registered under any Resale Registration Statement to be listed or admitted to trading, on or prior to the effectiveness of any Resale Registration Statement, on the New York Stock Exchange or any national stock exchange or automated quotation system on which the Company's Common Shares are then listed or traded.

   SECTION 7.2. Covenants in Connection With Registration.


        (a) The Company hereby covenants with the Merrill Lynch Parties that (i) it shall not file any Resale Registration Statement or Resale Prospectus or any amendment or supplement thereto, unless a copy thereof shall have been first submitted to the Merrill Lynch Parties and the Merrill Lynch Parties did not object thereto in good faith (provided that if the Merrill Lynch Parties does not object within two business days of receiving any such material, there shall be deemed to have no objection thereto); (ii) it shall immediately notify the Merrill Lynch Parties of the issuance by the Commission of any stop order suspending the effectiveness of such Resale Registration Statement or the initiation of any proceedings for such purpose; (iii) it shall make every reasonable effort to promptly obtain the withdrawal of any order suspending the effectiveness of such Resale Registration Statement at the earliest possible moment; (iv) it shall immediately notify the Merrill Lynch Parties of the receipt of any notification with respect to the suspension of the qualification of the Shares for sale under the securities or blue sky laws of any jurisdiction or the initiation of any proceeding for such purpose; and (v) it shall immediately notify the Merrill Lynch Parties in writing of the happening of any event or the failure of any event to occur or the existence of any fact or otherwise which results in any Resale Registration Statement, any amendment or post-effective amendment thereto, the Resale Prospectus, any prospectus supplement, or any document incorporated therein by reference containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make the statements therein not misleading and promptly shall prepare, file with the Commission and promptly furnish to the Merrill Lynch Parties a reasonable number of copies of a supplement or post-effective amendment to such Resale Registration Statement or the Resale Prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of the Shares, the Resale Prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading.

        (b) The Merrill Lynch Parties shall cooperate with the Company in connection with the preparation of the Resale Registration Statement and shall furnish to the Company, in a timely manner, all information in their possession or reasonably obtainable by them and necessary for inclusion in the Resale Registration Statement (including, without limitation, information relating to the ownership by each of them of Common Shares and the plan of distribution). The Merrill Lynch Parties also shall deliver a copy of the Resale Prospectus to all purchasers from them of Common Shares in accordance with the requirements of applicable law.

        (c) The Merrill Lynch Parties shall notify the Company at least two business days prior to the earlier of the date on which it intends to commence effecting any resales of Shares under a Resale Registration Statement or the date of pricing with respect to the public sale or other disposition of any Shares under a Resale Registration Statement effected through an underwritten offering or block trade and if the Company does not, within such two day period, advise the Merrill Lynch Parties of the existence of any facts of the type referred to in Section 7.2(a) above, then the Company shall be deemed to have certified and represented to the Merrill Lynch Parties that no such facts then exist and the Merrill Lynch Parties may rely on such certificate and representations in making such sales. The preceding sentence shall in no way limit the Company's obligations under Section 7.2(a) above.

        (d) The Company shall cooperate with the Merrill Lynch Parties to facilitate the timely preparation and delivery of certificates representing the Shares to be sold under the Resale Registration Statements and not bearing any restrictive legends and in such denominations and registered in such names as the Merrill Lynch Parties may reasonably request at least one Business Day prior to the closing of any sale of the Shares.

        (e) If either of the Merrill Lynch Parties notify the Company that MLI wishes to effect an underwritten offering or block trade of Shares, (i) the Merrill Lynch Parties shall have the right to select the managing underwriters or the executing dealer, as the case may be, who shall be subject to the approval of the Company, which approval shall not be unreasonably withheld (it being understood that the Merrill Lynch Parties is, in any event, reasonably acceptable to the Company for this purpose) and (ii) the Company shall (A) enter into written agreements (including underwriting agreements) as are customary in underwritten offerings or block trades, as the case may be; (B) obtain an opinion of counsel to the Company and other entities reasonable requested by the underwriters or the executing dealer, as the case may be, and updates thereof (which may be in the form of a reliance letter) in form and substance reasonable satisfactory to the managing underwriters or the executing dealer, as the case may be, and the Merrill Lynch Parties addressed to the underwriters or the executing dealer, as the case may be, and the Merrill Lynch Parties covering the matters customarily covered in opinions requested in underwritten offerings or block trades, as the case may be, and such other matters as may be reasonable requested by such underwriters or the executing dealer, as the case may be, and the Merrill Lynch Parties (it being agreed that the matters to be covered by such opinion may be subject to customary qualifications and exceptions); (C) obtain "cold comfort" letters and updates thereof in form and substance reasonable satisfactory to the managing underwriters or the executing dealer, as the case may be, and the Merrill Lynch Parties from the independent certified public accountants of the Company (and, if necessary, other independent certified public accountants of any affiliate or Subsidiary of the Company or of any business acquired by the Company for which financial statements and financial data are, or are required to be, included in the Registration Statement), addressed to each of the underwriters or the executing dealer, as the case may be, and, if permitted by applicable accounting rules and statements, the Merrill Lynch Parties, such letters to be in customary form and covering matters of the type customarily covered in "cold comfort" letters in connection with underwritten offerings or block trades, as the case may be, and such other matters as may be reasonably requested by such underwriters or the executing dealer, as the case may be, in accordance with Statement on Auditing Standards No. 72; (D) ensure that any underwriting agreement contains indemnification provisions and procedures not less favorable than that included herein (or such other provisions and procedures acceptable to the Merrill Lynch Parties and the underwriters) with respect to all parties to be indemnified pursuant to said section (including, without limitation, the underwriters and the Merrill Lynch Parties); and (E) deliver such other documents as are customarily delivered in connection with closing of underwritten offerings or block trades, as the case may be.

        (f) The Company will make reasonably available for inspection by the Merrill Lynch Parties, any underwriter, agent or broker-dealer participating in any disposition of Shares such information and corporate documents as shall be reasonably necessary to enable them to exercise any applicable due diligence responsibilities for the purposes of applicable law, and cause the officers of the Company and its "significant subsidiaries" (as that term is defined in Regulation S-X) to be available, upon request at least two business days in advance, to respond to questions relevant to such due diligence inquiries.

   SECTION 7.3. Extension of Required Effectiveness. In the event that the Company shall give any notice required by Section 7.2(a)(iv) hereof, the period during which the Company is required to keep such Resale Registration Statement effective and useable shall be extended by the number of days during the period from and including the date of the giving of such notice to and including the date when the Merrill Lynch Parties are advised in writing by the Company that the use of the Resale Prospectus may be resumed.


   SECTION 7.4. Transfer of Shares After Registration. The Merrill Lynch Parties agrees that they will not effect any disposition of the Shares or their right to purchase the Shares that would constitute a sale within the meaning of the Securities Act or pursuant to any applicable state securities or blue sky laws except as contemplated in each Resale Registration Statement referred to in
Section 7.1 or except pursuant to any exemption from the registration requirements of the Securities Act (including, without limitation, Rule 144 promulgated thereunder and any successor thereto) and that it will promptly notify the Company of any changes in the information set forth in any such Resale Registration Statement regarding the Merrill Lynch parties or its plan of distribution.


   SECTION 7.5. Indemnification. For the purpose of this Section 7.5 only, the term "Resale Registration Statement" shall include any final prospectus, exhibit, supplement or amendment included in or relating to any Resale Registration Statement referred to in Section 7.1 and shall also include the respective Existing Shelf Registration Statement used by the Merrill Lynch Parties to effect any public sale or other disposition of any Shares.


        (a) Indemnification by Company and Operating Partnership. Each of the Company and the Operating Partnership agrees, jointly and severally, to indemnify and hold harmless the Merrill Lynch Parties and each person, if any, who controls the Merrill Lynch Parties within the meaning of Section 15 of the Securities Act, and any director, officer, employee or affiliate thereof, as follows:


           (i) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in any Resale Registration Statement (or any amendment thereto), including the information deemed to be part of any Resale Registration Statement pursuant to Rule 430A(b) of the 1933 Act Regulations, if applicable, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of any untrue statement or alleged untrue statement of a material fact contained in any related Resale Prospectus or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that neither the Company nor the Operating Partnership shall be required under this subsection (i) to indemnify the Merrill Lynch Parties with respect to any loss, liability, claim, damage or expense to the extent such loss, liability, claim, damage or expense arises out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by you specifically for inclusion in any Resale Registration Statement or any related Resale Prospectus;

           (ii) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation or of any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever for which indemnification is provided under subsection (i) above, if such settlement is effected with the written consent of the Company and the Operating Partnership; and

           (iii) against any and all expense whatsoever (including, without limitation, the fees and other charges of counsel chosen by you) reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceedings by any governmental agency or body, commenced or threatened, or any claim whatsoever for which indemnification is provided under subsection (i) above, to the extent that any such expense is not paid under subsection (i) or (ii) above.

        (b) Indemnification by the Merrill Lynch Parties. The Merrill Lynch Parties agrees to indemnify and hold harmless the Company and the Operating Partnership, and each person, if any, who controls the Company or the Operating Partnership within the meaning of Section 15 of the Securities Act, and any trust manager, director, officer, employee or affiliate thereof, against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (a) of this Section 7.5, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in any Resale Registration Statement (or any amendment thereto) or any related Resale Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with written information furnished to the Company by the Merrill Lynch Parties specifically for inclusion in any Resale Registration Statement or any related Resale Prospectus.

        (c) Proceedings. Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. An indemnifying party may participate at its own expense in the defense of such action. If it so elects within a reasonable time after receipt of such notice, an indemnifying party, jointly with any other indemnifying parties receiving such notice, may assume the defense of such action with counsel chosen by it and approved by the indemnified parties defendant in such action, unless such indemnified parties reasonably object to such assumption on the ground that the named parties to any such action (including any impleaded parties) include both such indemnified parties and an indemnifying party, and such indemnified parties reasonably believe that there may be legal defenses available to them which are different from or in addition to those available to such indemnifying party. If an indemnifying party assumes the defense of such action, the indemnifying parties shall not be liable for any fees and expenses of counsel for the indemnified parties incurred thereafter in connection with such action. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 7.5 (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

           If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 7.5(a)(ii) effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.


        (d) Contribution. If the indemnification provided for in this Section
7.5 is required by its terms but is for any reason held to be unavailable to or otherwise insufficient to hold harmless an indemnified party under paragraphs
(a), (b) or (c) of this Section 7.5 in respect of any losses, claims, damages, liabilities or expenses referred to herein, then each applicable indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of any losses, claims, damages, liabilities or expenses referred to herein, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Merrill Lynch Parties from the purchase and sale of the Shares or (ii) if the allocation provided in clause (i) is not permitted by applicable law, in such proportion or as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Merrill Lynch Parties in connection with the statements or omissions or inaccuracies in the representations and warranties in this Agreement which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The respective relative benefits received by the Company on the one hand and the Merrill Lynch Parties on the other shall be deemed to be in the same proportion as the amount paid by the Merrill Lynch Parties to the Company pursuant to this Agreement and the Swap Agreement and the net proceeds retained by the Merrill Lynch Parties from the transactions contemplated by this Agreement and the Swap Agreement. The relative fault of the Company and the Merrill Lynch Parties shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or the alleged omission to state a material fact or the inaccurate or the alleged inaccurate representation and/or warranty relates to information supplied by the Company or by the Merrill Lynch Parties and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in paragraph (c) of this Section 7.5 any reasonable legal or other fees or expenses incurred by such party in connection with investigating or defending any action or claim. The provisions set forth in paragraph (c) of this Section 7.5 with respect to notice of commencement of any action shall apply if a claim for contribution is to be made under this paragraph (c); provided, however, that no additional notice shall be required with respect to any action for which notice has been given under paragraph (c) for purposes of indemnification. The Company and the Merrill Lynch Parties agree that it would not be just and equitable if contribution pursuant to this Section
7.5 were determined solely by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in this paragraph. Notwithstanding the provisions of this Section 7.5, the Merrill Lynch Parties shall not be required to contribute any amount in excess of the amount by which the aggregate net proceeds retained by the Merrill Lynch Parties from the transactions contemplated hereby and by the Swap Agreement exceeds the amount of any damages that the Merrill Lynch Parties has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.


   SECTION 7.6. Information Available. So long as any Resale Registration Statement covering the resale of any shares owned by the Merrill Lynch Parties is effective, the Company will furnish to the Merrill Lynch Parties:


        (a) as soon as practicable after available, one copy of (i) its Annual Report to Shareholders, (ii) its Annual Report on Form 10-K, (iii) its Quarterly Reports to Shareholders, (iv) its quarterly reports on From 10-Q, (v) a full copy of the particular Resale Registration Statement covering the Shares (the foregoing, in each case, excluding exhibits) and (vi) upon request, any or all other filings made with the Commission by the Company; and

        (b) upon the reasonable request of the Merrill Lynch Parties, a reasonable number of copies of the Resale Prospectuses to supply to any other party requiring such Resale Prospectuses;

and the Company, upon the reasonable request of the Merrill Lynch Parties, will meet with the Merrill Lynch Parties or a representative thereof at the Company's headquarters to discuss all information relevant for disclosure in such Resale Registration Statement covering the Shares, subject to appropriate confidentiality limitations.


   SECTION 7.7 Remedies. The Company, the Operating Partnership and the Merrill Lynch Parties acknowledge that there would be no adequate remedy at law if the Company or the

Operating Partnership fail to perform any of their obligations under this
Section 7, and accordingly agree that the Merrill Lynch Parties, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to compel specific performance of the obligations of the Company and the Operating Partnership under this Section 7, and the Company and the Operating Partnership hereby waive the defense that a remedy at law would be adequate.


   SECTION 7.8. Notice Requirement. The Company covenants and agrees that it will notify the Merrill Lynch Parties at any time it becomes aware that as a result of a change in the Company's capital stock the Merrill Lynch Parties beneficially holds more than 4.9% of the Company's Common Shares.


     SECTION 8 Broker's Fee. Other than any fees payable under or in connection with the Swap Agreement, each of the parties hereto represents that, on the basis of any actions and agreements by it, there are no brokers or finders entitled to compensation in connection with the sale or issuance of the Shares to MLI.


     SECTION 9 Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be mailed by first-class registered or certified airmail, by telegram or telecopy or sent by nationally recognized overnight express courier postage prepaid, and shall be deemed given when so mailed or for telecopies, when transmitted and receipt confirmed, and shall be delivered as addressed as follows:


        (a) if to the Company, to:

                      Crescent Real Estate Equities Company
                      777 Main Street
                      Fort Worth, Texas 76102
                      Attention: Gerald W. Haddock, President


                      with copies so mailed to:


                      Crescent Real Estate Equities Company
                      777 Main Street
                      Fort Worth, Texas  76102
                      Attention:  David M. Dean, Esq.


                      or to such other person at such other place as the Company shall designate to the Merrill Lynch Parties in writing; and

        (b) if to Merrill Lynch or MLI, to:

                      Merrill Lynch, Pierce, Fenner & Smith Incorporated Merrill Lynch World Headquarters
                      North Tower
                      World Financial CenterNew
                      York, New York 10281-1305
                      Attn: David Moran

     SECTION 10 Changes. This Agreement may not be modified or amended except pursuant to an instrument in writing signed by the Company and the Merrill Lynch Parties.

     SECTION 11 Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

     SECTION 12 Severability. In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

     SECTION 13 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon (i) the successors of the Merrill Lynch Parties and (ii) any assignee or transferee of rights and obligations of the Merrill Lynch Parties pursuant to the Swap Agreement or this Agreement. A transferee of the Merrill Lynch Parties pursuant to the Swap Agreement or this Agreement, and any successor, assignee, or transferee, shall be held subject to all of the terms of this Agreement. Except as set forth in this Section 13, neither the Company nor the Merrill Lynch Parties may assign any of its rights, or delegate any of its duties under this Agreement.

     SECTION 14 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of law principles thereof.

     SECTION 15 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.


                                   CRESCENT REAL ESTATE EQUITIES COMPANY

                                   /s/  CRESCENT REAL ESTATE
                                        EQUITIES COMPANY


                                   CRESCENT REAL ESTATE EQUITIES LIMITED
                                   PARTNERSHIP

                                   By:      Crescent Real Estate Equities,
                                            Ltd., its general partner

                                   /s/      CRESCENT REAL ESTATE
                                            EQUITIES, LTD.


                                   MERRILL LYNCH, PIERCE, FENNER & SMITH
                                   INCORPORATED

                                   /s/  MERRILL LYNCH, PIERCE, FENNER &
                                        SMITH INCORPORATED


                                   MERRILL LYNCH INTERNATIONAL

                                   /s/  MERRILL LYNCH INTERNATIONAL





                               [EXHIBITS OMITTED]